SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 9, 2003

ODETICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08762	95-2588496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 South Manchester Avenue, Anaheim, California 92802
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 774-5000

Not Applicable
(Former Name or Former Address, if Changed since Last Report)

Item 2.                                           Acquisition or Disposition of Assets

On May 9, 2003, Odetics, Inc. (“Odetics”) entered into an agreement for and closed the sale of substantially all of the assets of its Zyfer subsidiary to FEI-Zyfer, Inc., a wholly-owned subsidiary of Frequency Electronics, Inc. (the “Asset Sale”).  Zyfer designed and manufactured products for precision time and frequency generation and synchronization, primarily incorporating global positioning systems technology.  The Asset Sale was consummated pursuant to an Asset Purchase Agreement by and among Odetics, Zyfer, Inc., a wholly-owned subsidiary of Odetics, Frequency Electronics, Inc. and FEI-Zyfer, Inc.

Pursuant to the Asset Purchase Agreement, FEI-Zyfer, Inc. purchased substantially all of the assets of the Zyfer, Inc. subsidiary for a purchase price of $2.3 million in cash payable at closing plus future incentive payments of up to $1 million in each of the years ended April 30, 2004 and 2005 based on the revenues generated by the sale of Zyfer products or the license of its technologies.

The foregoing description of the terms of the Asset Sale does not purport to be a complete statement of the parties’ rights and obligations under the Asset Purchase Agreement or a complete explanation of the material terms of such agreement.  Such description is qualified in its entirety by reference to the definitive Asset Purchase Agreement, a copy of which is attached as an exhibit hereto.

Item 7(c)                                Exhibits

(c)                                 Exhibits

2.1                                 Asset Purchase Agreement, dated May 9, 2003, by and among Odetics, Inc., Zyfer, Inc., Frequency Electronics, Inc. and FEI-Zyfer, Inc.  Odetics agrees to furnish supplementally a copy of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 23, 2003
ODETICS, INC.,
a Delaware corporation

	By:	/S/ GREGORY A. MINER
Gregory A. Miner
Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description

2.1	Asset Purchase Agreement, dated May 9, 2003, by and among Odetics, Inc., Zyfer, Inc., Frequency Electronics, Inc. and FEI-Zyfer, Inc.